Exhibit 99.1

NEWS RELEASE

9125 Rehco Road San Diego, California 92121 PHONE (858) 453-7845 FAX (858) 657-2085

FOR IMMEDIATE RELEASE

PETCO Announces Executive Officer Succession Plan

James Myers Named CEO

Brian Devine Remains Executive Chairman

Bruce Hall Named President & COO

Rodney Carter to Join as New CFO

SAN DIEGO – February 17, 2004 - PETCO Animal Supplies, Inc. (Nasdaq: PETC), a leading specialty retailer of premium pet food, supplies, and services, announced today that its Board of Directors has appointed James Myers, the company’s Executive Vice President and Chief Financial Officer, as PETCO’s next Chief Executive Officer.  As part of the orderly succession plan, Bruce Hall, the company’s Executive Vice President and Chief Operating Officer, has been named to the additional position of President.  Brian Devine, PETCO’s Chairman, President and Chief Executive Officer, remains an executive management member and Executive Chairman of the Board of Directors, with principal responsibility for overseeing the company’s strategy, ensuring leadership continuity.

In addition, the company announced Rodney Carter will join PETCO as Senior Vice President and Chief Financial Officer, succeeding Myers in the CFO role.  The changes are effective in March 2004.

“James Myers and Bruce Hall are PETCO veterans who have been thoroughly involved in developing and executing our business strategy, and both have been integral to the company’s tremendous success,” Devine said.  “I’m excited that we will continue to benefit from their leadership, dedication and passion.  I am also pleased to further enhance our senior management team with the appointment of Rodney Carter as CFO.  As Executive Chairman, I will continue to have principal responsibility for overseeing PETCO’s overall strategy, as we further capitalize on the compelling fundamentals of the pet industry, by offering customers and their companion animals superior customer service, convenience and fun in our community based stores,” Devine added.

“I am honored to lead PETCO as we build on the company’s historic strength and success,” said Myers.  “I look forward to working closely with Brian for years to come, benefiting from his clear strategic vision, which has been a critical ingredient in establishing PETCO as a leader in our industry,” Myers added.

“These promotions and the selection of a new CFO are part of a comprehensive and well-executed succession plan that also is, in part, a testament to the outstanding leadership Brian Devine provides to PETCO,” said Charles Duddles, an independent director who is Chairman of the Board’s Audit Committee.  “He has selected an ideal CEO successor in Jim Myers, one of his partners in executive management during a period when PETCO has grown from $100 million to more than $1.5 billion in sales.  Jim’s extensive experience and knowledge of PETCO and the industry have made him an exceptional CFO, and he has all of the leadership qualities to be a very successful CEO.  We are excited that the senior team of Brian, Bruce and Jim, who established PETCO as the premier specialty retailer of pet food, supplies and services, will continue to lead the company and that this team has been further strengthened with the appointment of a new CFO.”

James Myers Background

Myers, 46, joined PETCO as Controller in 1990.  He became CFO in 1998, and was elected to the Board of Directors in 2000.  As Executive Vice President and CFO, Myers has been responsible for finance, accounting, tax, investor relations and information technology.  Prior to joining PETCO, Myers held various positions at the accounting firm KPMG LLP, from 1980 to 1990.  He is a CPA and a member of the American Institute of Certified Public Accountants.

Bruce Hall Background

Hall, 59, joined PETCO in 1997 and was named Executive Vice President and Chief Operating Officer in March 2001.  As President and COO, Hall is responsible for store operations, merchandising, administration, and supply chain.  Prior to joining PETCO, he spent 34 years with Toys “R” Us, a retailer of children’s toys, where he progressively advanced from field operations through a number of positions, including Senior Vice President of Operations.

Rodney Carter Background

Carter, 46, joins PETCO with more than 20 years financial experience in the retail, restaurant/entertainment and financial services industries.  Most recently, he was Executive Vice President and Chief Financial Officer for CEC Entertainment, Inc., (NYSE: CEC), a system of more than 450 locations of Chuck E. Cheese restaurants in the U.S. and Canada.  At CEC Entertainment, Carter was responsible for all finance, accounting, tax, investor relations, internal audit and IT areas.  Prior to joining CEC Entertainment, Carter was employed by J.C. Penney Company, Inc. (NYSE: JCP) for 12 years, progressing to Chief Financial Officer of JCPenney Credit, a $4 billion division.  He began his career in banking as a commercial banking officer and a corporate finance officer.

About PETCO Animal Supplies

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well-being for companion animals, and to support the human-animal bond. PETCO generated net sales of  $1.5 billion in fiscal year 2002. It operates more than 650 stores in 43 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $15 million in support of more than 1,900 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

Contact:	Don Cowan
PETCO Animal Supplies, Inc.
Director, Communications
(858) 657-2086

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